Exhibit 10.32

MINING LEASE

THIS MINING LEASE (“Lease”) is made by and between NEW NEVADA RESOURCES, LLC, a Florida limited liability company and NEW NEVADA LANDS, LLC, a Mississippi limited liability company, as successors-in-interest of NEVADA LAND AND RESOURCE COMPANY, LLC., a Nevada limited liability company (hereinafter collectively designated as “Owner”), and GOLD ACQUISITION CORPORATION, a Nevada corporation (“Lessee”). This Lease is effective as of the date executed by Lessee.

W I T N E S S E T H:

WHEREAS, Lessee wishes to acquire from Owner, and Owner wishes to grant to Lessee, a mining lease of the “Leased Premises” (as hereinafter defined) pursuant to which Lessee shall have the exclusive right to explore, develop and mine the “Leased Premises”, all on the terms and conditions hereinafter set forth:

NOW, THEREFORE, for a valuable consideration paid to Owner by Lessee, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the covenants hereinafter set forth, Owner and Lessee agree as follows:

1. The “Leased Premises”

The Leased Premises shall mean all of the property and interest in property described in Exhibit A attached hereto and made a part hereof together with all Leased Substances thereon and thereunder except Excluded Substances. Leased Substances shall mean substances containing gold, silver, platinum and all other precious metals; iron, cobalt, copper, lead, zinc, nickel, chromium, aluminum, mercury, cadmium and all other base metals; industrial-grade silicates, aluminates and carbonates; uranium, vanadium, thorium and all other fissionable elements; coal, lignite, peat and similar organic minerals; common varieties of construction materials such as building rock, sand and gravel; and all other minerals of every kind and character, metallic or nonmetallic, inorganic or organic or otherwise, whether or not presently known to science or industry, now known to exist or hereafter discovered upon, within or underlying the surface of the Leased Premises regardless of depth. Excluded Substances shall mean oil, natural gas, casinghead gas, condensates and associated hydrocarbons; sulphur produced in association with hydrocarbons; helium; carbon dioxide; and geothermal brines, solutions, materials and other geothermal resources.

2. Representations

Owner represents to Lessee that Owner has the full right, power, and capacity to enter into this Lease. Lessee represents to Owner that Lessee has the full right, power and capacity to enter into this Lease.

3. Term

Unless sooner terminated as hereinafter provided, the term of this Lease shall be for an initial term of twenty (20) years commencing on the effective date hereof and for a continuing term as long thereafter as any mining, development or processing operations are being conducted on the Leased Premises on a continuous basis. For purposes of this Section 3, such operations shall be deemed to be conducted on a continuous basis unless and until a period of three hundred sixty five (365) consecutive days elapses after the end of the initial term during which no mining or development or processing on the Leased Premises is conducted; excluding, however, periods of force majeure and suspensions of operations due to economic causes, both hereinafter defined. “Development” shall mean work or construction in preparation for mining or processing a proven or possible reserve, including further exploration or development drilling. Development shall be conducted in a good faith, diligent and workmanlike manner and in a practice consistent with mining industry standards. Unless otherwise specified, all references to the term of this Lease shall mean and include both the initial term and the continuing term.

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4. Lease

Owner hereby demises, leases and lets the Leased Premises unto Lessee, its successors and assigns, with the exclusive rights and privileges to explore for, develop, mine (by open pit, strip, underground, solution mining or any other method, including any method hereafter developed), extract, mill, store, remove and market therefrom all Leased Substances except Excluded Substances and subject to existing uses of the surface of the Leased Premises; to use and consume so much of the surface thereof as may be necessary, useful or convenient for the full enjoyment of all of the rights herein granted; to use water developed by Lessee in conjunction with Lessee’s exploration, development, mining or processing operations to the extent Owner can grant such right; to construct and use structures, facilities, equipment, roadways, railroads and haulageways, and all other appurtenances (“Production Facilities”) installed on the Leased Premises for the purpose of producing, removing, treating or transporting Leased Substances from the Leased Premises or from adjoining or nearby (nearby meaning within a fifty (50) mile radius) property owned or controlled by Lessee; and to mine and remove Leased Substances from the Leased Premises through or by means of shafts, openings or pits which may be made in or upon adjoining or nearby property. For an additional consideration of One Thousand Dollars ($1,000.00) the right and privilege to use Production Facilities will continue as to those portions of the Leased Premises after the expiration of this Lease for so long as use of the Production Facilities is required by Lessee in connection with operations on adjoining or nearby property. Lessee’s operations on or under the Leased Premises and adjoining or nearby properties may be conducted upon the Leased Premises or upon such other lands as a single mining operation, to the same extent as if the Leased Premises and all such other properties constituted a single tract. Owner hereby confirms, extends and grants to Lessee the right and privilege to enter upon and through any part of other lands owned by Owner to gain access to and from the Leased Premises or the adjoining lands and the right and privilege to construct and maintain vehicular roads upon any part of the other lands owned by Owner in connection with exploitation by Lessee, its employees, agents, lessees, licensees, assigns, grantees, contractors and permittees of the mineral estate in the Leased Premises or the mineral estate in the adjoining or nearby properties where Lessee holds an interest in such mineral estate. After Leased Substances from the Leased Premises have been sampled and weighed or measured by volumetric survey, truck factors, or any other manner as will permit the computation of royalty to be paid hereunder, Lessee may mix the same with ores, materials or products from other lands. Lessee shall have the right to stockpile any Leased Substances mined or produced from the Leased Premises at such place or places as Lessee may elect, either upon the Leased Premises or upon any other lands owned or controlled by Lessee. The rights of Owner in and to any such Leased Substances stockpiled on other lands shall not be divested by the removal thereof from the Leased Premises, but shall be the same in all respects as though such Leased Substances had been stockpiled on the Leased Premises. If such other lands are not owned by Lessee, Lessee shall obtain from the owners thereof a properly executed instrument under which the owners of the other lands agree to recognize the interest of Owner in Leased Substances stockpiled on such other lands. The stockpiling of Leased Substances from the Leased Premises on other lands shall not be deemed a removal or shipment thereof requiring payment of royalty thereon. Lessee shall have the further right to stockpile on the Leased Premises any ore or material mined or produced by Lessee or its affiliate companies from other lands. Owner agrees to recognize the rights and interests of others in such ores and materials stockpiled on the Leased Premises and to permit the removal thereof by Lessee at any time during the term of this Lease, or by the owners thereof for a reasonable time after termination of this Lease, all without liability or expense to Owner. All stockpiles on the Leased Premises shall be placed so as not to interfere with mining operations on the Leased Premises. Waste, overburden, surface stripping and other materials from the Leased Premises may be deposited off the Leased Premises and may be deposited on the Leased Premises only if the same will not interfere with mining operations on the Leased Premises. Prior to creating stockpiles or dumps on the Leased Premises Lessee shall ascertain in a commercially reasonable manner, and shall confirm to Owner, that such stockpiles or dumps will not prevent the removal of any commercial or possibly commercial Leased Substances located beneath them.

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5. Payments to Owner

A. Advance Royalty: On the date of execution of this Lease by Lessee and Owner, Lessee shall pay to Owner the sum of one Dollar ($1.00) per acre of Leased Premises as advance royalty for the initial year. As to the payments set forth in Schedule I attached hereto and made a part hereof, Lessee shall make each such payment to Owner, the due date of which occurs prior to termination of this Lease, it being expressly understood that should this Lease be terminated, Lessee shall have no obligation to make any of the payments, the due dates of which occur after such termination. Each sum of advance royalty paid shall be applied against and reduce the amount of any production royalty payments thereafter payable to Owner pursuant to Section 5.B. whether accruing to Owner in the same year or in any year thereafter.

B. Production Royalty: In the event Lessee mines and markets Leased Substances from the Leased Premises, Lessee shall pay to Owner a production royalty as set forth in Schedule II attached hereto and made a part hereof. If available, Lessee shall furnish Owner, at time of payment, full and complete copies of all documents pertaining to or governing final settlement or payment, including settlement sheets, certificates of analyses, assay reports and reports of the reduction or milling operations for the Leased Substances; if such documents are not then available, they shall be furnished to Owner when they are so available. The reports of such operations shall set forth, for the preceding calendar months, (i) the number of tons of Leased Substances mined from the Leased Premises and their gross value, (ii) the number of tons of Leased Substances remaining in stockpiles on the Leased Premises, (iii) the type, grade, quantity and value of all Leased Substances extracted from the Leased Premises, together with the dates of sale and shipment, names and addresses of consignees, car numbers, initials and weights.

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C. Weights and Analyses: Lessee shall measure Leased Substances, weigh other product and take and analyze samples thereof in accordance with sound mining and metallurgical practice. Lessee shall keep complete and accurate books and records of Lessee’s activities on or related to the Leased Premises and the production or discovery of Leased Substances and such records shall be for computing royalty payments, which records shall be available at Lessee’s principal office for inspection by Owner in accordance with Section 6.

D. Method of Payment: All payments required to be made by Lessee to Owner may be made in currency, or by draft or by check, at the option of Lessee, and said payments may be mailed or delivered to Owner at the address specified in Section 12, or to Owner’s credit in the ____, which bank and its successors shall continue as the depository for said payments until notice by Owner of a change in the depository regardless of changes in the ownership of the Leased Premises. Upon making any payment as described above, Lessee shall be relieved of any responsibility for the distribution of such payment to Owner or Owner’s successors in interest. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

E. Adverse Claims; Disputes: In case of any suit, adverse claim, dispute or question as to the ownership of the Leased Premises or concerning advance or production royalties or any interest therein payable under this Lease brought by a person other than Lessee or someone claiming an interest in the Leased Premises by, through or under Lessee, Lessee shall not be deemed to be in default in payment thereof until final disposition of such suit, claim, dispute or question, and Lessee may withhold payments due Owner hereunder (but only such amount which is in dispute) with respect to the portion of the Leased Premises involved in such dispute, provided that Lessee shall deposit the same in an interest-bearing trust account with an independent escrow until there is a final adjudication or other determination of such dispute. The escrow shall forward such deposited payments together with any interest earned thereon to Owner within thirty (30) days after being furnished with the original or certified copies of instruments evidencing the final adjudication or other determination of such suit, claim or dispute in Owner’s favor, or after delivery to the escrow of proof sufficient in the escrow’s opinion to settle such suit, adverse claim, dispute or question in Owner’s favor.

F. Surface Damages: Lessee, its lessees, successors or assigns shall pay to Owner as damages caused by permanent roads, buildings, plant sites, preparation facilities, mining dumps, waste and production facilities, open pits and similar permanent ground covering facilities, a one-time payment of one hundred twenty five percent (125%) of the Fair Market Value for ranching purposes of each acre of the Leased Premises so damaged, which payment as to each such Leased Premises is to be made at the time a portion of the Leased Premises is utilized for a facility. If the Owner and Lessee are unable to agree upon such Fair Market Value for ranching purposes within thirty (30) days, then at such time each party shall appoint an appraiser to determine the Fair Market Value. If the amounts so determined by the two (2) appraisers are within ten percent (10%) of each other, then the Fair Market Value shall be the average of the two (2). If the difference is more than ten percent (10%), then the two (2) appraisers shall appoint a third appraiser and the Fair Market Value shall be deemed to be the average amount so determined by the third appraiser and the amount which is closest thereto, as determined by the first two (2) appraisers. Each party shall pay the cost and expenses of the appraiser appointed by that party and one-half (½) of the cost and expenses of the third appraiser. The term “Fair Market Value” shall mean the then current value for ranching purposes of equivalent land in the vicinity, assuming that Lessee had conducted no exploration, mining, development or processing on the Leased Premises. Owner shall convey by deed, at the time of payment, that portion of the Leased Premises designated as permanently damaged and Lessee shall reimburse Owner for costs incurred in compliance with any state or local subdivision map requirements. At such time as Lessee has no further use for the damaged portion for its operations, Lessee will offer to reconvey the damaged portion to Owner for a total consideration of One Hundred Dollars ($100.00). If Owner does not accept the offer within thirty (30) days, ownership of the damaged portion will remain in Lessee to dispose of it as it wishes. Lessee shall pay for destruction of Owner’s crops and timber and to pay for or repair damage to, or at Owner’s election replace, Owner’s fences or permanent improvements on the Leased Premises which destruction or damage is incurred in the course of Lessee’s operations on the Leased Premises.

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6. Inspection

Owner, or its authorized agents, at Owner’s risk and expense, may enter upon the Leased Premises and Lessee’s facilities off the Leased Premises where Leased Substances from the Leased Premises are weighed, sampled, assayed, processed or subjected to determination of moisture content for the purpose of inspecting the same or making visual surveys or taking samples at such times and upon such notice to Lessee as shall not unreasonably or unnecessarily hinder or interrupt the operations of Lessee. Lessee shall, at Lessee’s cost, assist Owner or its representatives in the conduct of any inspections, visual surveys or samplings. Lessee shall furnish summary reports to Owner, including maps, drill hole logs and assay reports showing all factual data concerning all of the mining development and exploration work done or in progress upon the Leased Premises, together with all assays made. Lessee shall furnish such reports at semi-annual intervals beginning with the first full calendar year after the effective date of this Lease. Each report shall be complete as of the preceding calendar quarter and shall be submitted within thirty (30) days after the end of each semi-annual period. Owner, or its authorized agents, shall have the right to inspect the accounts and records maintained as required by Section 5.C., and to make copies thereof at Owner’s expense, which right may be exercised at any time during normal business hours at Lessee’s principal office. If the amount paid hereunder is more than three percent (3%) less than the amount actually payable, as determined by an audit conducted by an independent accounting firm at the request of Owner, then Lessee shall reimburse Owner for the costs and expenses incurred in conducting such audit. Owner shall treat all information received hereunder as confidential and shall not, without having first obtained the written consent of Lessee as to the form and content, disclose to any person any information it may obtain hereunder unless required by law to make such disclosure nor issue any press release concerning operations on the Leased Premises.

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7. Conduct of Operations; Protection from Liens; Indemnify

A. Lessee shall pay all expenses incurred by it in its operations on the Leased Premises and shall allow no liens arising from any act of Lessee to remain upon the interest of Owner in and to the Leased Premises; provided, however, that if Lessee, in good faith, disputes the validity or amount of any claim, lien or liability asserted against it with respect to the Leased Premises, it shall not be required to pay or discharge the same until the amount and validity thereof have been finally determined provided that if any claim, lien or liability may be relieved or released by reclamation or posting bond, Lessee shall conduct such reclamation or post such bonds. If authorized by applicable statute, Owner may post a notice of non-liability and Lessee shall keep such notice posted during the term of this Lease.

B.

(i) Lessee shall release, indemnify and defend Owner from and against all liability, loss, claim, cost and expense (including, without limitation, attorney’s fees in addition to costs of suit and judgment) incurred by Owner, including, but not limited to any loss of the use of Owner’s property or for injury or death of any person arising or resulting from:

1. The use of the Leased Premises or any other property of Owner pursuant to the terms of this Lease by Lessee (or any sublessee or assignee), its agents, employees, or invitees, including any act or omission of any such person. The foregoing indemnity specifically excludes, without limitation, loss of or damages to the Leased Premises which normally occurs in a prudent exploration and mining operation conducted in a manner which does not breach any provision of this Agreement; or

2. Lessee’s (or any sublessee’s or assignee’s) breach of any provision of this Lease, whether or not the breach is caused or contributed to by the negligence, active or passive, or otherwise, of Owner, its employees, agents, invitees or any other person.

(ii) “Owner”, as used in this Section 7.B., includes Owner, its subsidiaries, successors, affiliates, successors and assigns.

(iii) Lessee shall, at its expense, comply with all applicable statutes, regulations, rules and orders of all governmental bodies with jurisdiction over the Leased Premises or Lessee’s activities on the Leased Premises, regardless of when they become or became effective including, without limitation, those relating to health, safety, noise, environmental protection, reclamation, waste disposal, and water and air quality. Lessee shall furnish Owner with satisfactory evidence of such compliance upon request of Owner. Should any discharge, leakage, spillage, emission or pollution of any type occur upon or from the Leased Premises due to Lessee’s use and occupancy, Lessee, at its expense, shall clean and restore the Leased Premises to standards equal to or exceeding the standards imposed by any governmental body having jurisdiction over the Leased Premises. Lessee shall indemnify, hold harmless and defend Owner against all liability, cost and expense (including without limitation any fines, penalties, judgments, litigation costs and attorneys’ fees) incurred by Owner as a result of Lessee’s breach of this Section 7.B., or as a result of any discharge, leakage, expense that arises during or after the term of the Lease unless such liability, cost or expense is proximately caused solely by the active negligence of Owner. Lessee shall pay all amounts due Owner under this Section 7.B. within ten (10) days after any such amounts become due.

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C. Lessee shall carry and maintain at all times the following insurance coverage with respect to the leased Premises and its conduct pursuant to this Lease, which insurance shall name Owner as an additional named insured:

(i) Workers’ Compensation including Occupation Disease with a minimum limit of liability for Employers Liability equal to the greater of Four Hundred Thousand Dollars ($400,000.00) and the amount required under any applicable law or regulation;

(ii) Comprehensive General Liability with limits not less than One Million Dollars ($1,000,000.00) combined single limit, including:

1. Blanket Contractual Liability

2. Personal Injury

3. Independent Contractors

4. Removal of the “XCU” Exclusions;

(iii) Automobile Liability with limits not less than Five Hundred Thousand Dollars ($500,000.00) combined single limit including all owned, non-owned and hired automobiles;

(iv) “All Risk” physical damage insurance on all surface facilities.

Lessee shall obtain Excess Umbrella Liability coverage with limits of not less than Five Million Dollars ($5,000,000.00) covering its operations under this Lease. The policy or policies providing coverage for any period after commencement of development shall also include protection against explosion. Each policy shall waive subrogation rights against the named insured. Prior to January 1 of each year during the terms of this Lease, Lessee shall provide Owner with evidence that the required insurance is in effect. The limits of each such policy shall be increased to any greater amount which Lessee is required to obtain pursuant to any permit or government regulation applicable to the Leased Premises. The limits of each such policy shall also be increased or decreased from time to time to meet changed circumstances. If the parties are unable to agree on the amount by which such limits are to be increased or decreased, the controversy shall be resolved by arbitration in Reno, Nevada, under the rules of the American Arbitration Association. Neither Lessee nor Owner may request a change in the limits of the policies as above provided more often than once in any five (5) year period except that if the date of this Lease is after December 31, 1990, then Owner may request such change at the beginning of the initial term.

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8. Taxes; Liens

A. Lessee shall pay all taxes, assessments and other governmental charges imposed upon the Leased Premises, and the Leased Substances or the production or severance thereof, and upon any equipment and improvements placed by it thereon for the periods that this Lease is in effect. Owner shall promptly transmit to Lessee all notices pertaining to such taxes, assessments and charges which Owner may receive. If this Lease is terminated, such taxes with respect to the Leased Premises (but not any equipment) shall be prorated between Lessee and Owner for the tax year in which such termination occurs. Lessee shall have the right to contest, in the courts or otherwise, in its own name or in the name of Owner, the validity or amount of any such taxes or assessments if it deems the same unlawful, unjust, unequal or excessive, or to take such steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof before it shall be required to pay the same, but in no event shall Lessee permit or allow title to the Leased Premises to be lost as the result of non-payment of any taxes, assessments or other such charges. Lessee shall not be liable for any taxes levied or measured by income or taxes applicable to Owner based upon advance or production payments to Owner under this Lease.

B.

(i) Lessee shall, at its sole expense, discharge, remove, satisfy and take all other action to eliminate any and all liens and encumbrances, except those resulting from taxes not yet due and payable, which attach to or are imposed against any interest in any portion of the Leased Premises or any other properties of Owner of whatever nature or type and arise out of Lessee’s acts or omissions. Whenever any person threatens any action which might result in the imposition or attachment of any such lien or encumbrance, Lessee shall, at its sole expense, take all reasonable action necessary to prevent the imposition or attachments or any such lien or encumbrance.

(ii) In the event Lessee fails to perform the obligations of Section 8.B.(i)., Owner may give Lessee written notice of the imposition or attachment or the threatened imposition or attachment, of any such lien or encumbrance, and if Lessee does not begin and complete within a reasonable time the performance of its obligations under Section 8.B.(i)., Owner, after fifteen (15) days’ notice to Lessee may discharge, remove, satisfy and take such other action to eliminate such lien or encumbrance or threat. Lessee shall fully reimburse Owner for all costs and expenses involved in such discharge, removal, satisfaction or action to eliminate such lien, encumbrance or threat.

9. Title Matters

A. Title Documents: Upon written request of Lessee at any time during the term hereof, Owner shall promptly deliver to Lessee all abstracts of title to and copies of all title documents affecting the Leased Premises which Owner has in its possession, together with copies of all plats and field notes of surveys of the Leased Premises which Owner has in its possession.

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B. Title Defects, Defense and Protection: If Owner’s title is contested or questioned by any person, entity or governmental agency, and if Owner is unable or unwilling to promptly correct the defects or alleged defects in title, Lessee may attempt, at its expense, with all reasonable dispatch, to perfect, defend, or initiate litigation to protect Owner’s title. In that event, Owner shall execute all documents and shall take such other actions as are reasonably necessary to assist Lessee in its efforts to perfect, defend or protect Owner’s title.

C. Lesser Interest Provision: If Owner owns less than the entire and undivided title and interest in and to the Leased Premises, then the rentals and royalties herein provided shall be proportionately reduced and paid to Owner only in the proportion which Owner’s interest bears to the entire undivided title and interest in and to the Leased Premises.

D. General: Nothing herein contained and no notice or action which may be taken under this Section 9 shall limit or detract from Lessee’s right to terminate this Lease in the manner provided in Section 10.B.

10. Cancellation; Termination; Removal of Property

A. Cancellation by Owner: In the event of any default by Lessee in the performance of its obligations hereunder, Owner shall give to Lessee written notice specifying the default. If the default is not cured within thirty (30) days after Lessee has received the notice, or if the default is not susceptible of cure within thirty (30) days and Lessee has not within that time begun action to cure the default or does not thereafter diligently prosecute such action to completion, Owner may cancel this Lease by delivering to Lessee written notice of such cancellation, subject to Lessee’s right to remove its property and equipment from the Leased Premises, as hereinafter provided. Owner shall have no right to cancel this Lease except as set forth in this Section 10.A. Notwithstanding any such cancellation, Lessee’s obligations under Sections 5.F., 7, 8 and 10.C. shall survive.

B. Termination by Lessee: Lessee may at any time execute and deliver to Owner, or place of record, a release or releases in appropriate written form, acceptable for recording with the clerk of the county in which portion or portions are located, covering all or any portion or portions of the Leased Premises (provided that any lands retained must be contiguous and in units of not less than forty (40) acres) and thereby terminate this Lease as to all or such portion or portions and terminate from and after the date of release and surrender all obligations, other than Lessee’s obligations under Sections 5.F., 7, 8 and 10.C. of this Lease, as to the acreage surrendered except rental, royalty and any other obligations of Lessee under this Lease with respect to the surrendered part of the Leased Premises which had accrued as of the day of the termination.

C. Removal of Property: Upon the expiration, termination or cancellation of this Lease, Lessee shall surrender the Leased Premises and any other property of Owner used by Lessee pursuant to this Lease in good order and condition and in compliance with all governmental laws, ordinances, rules, regulations, requirements and orders affecting conditions or the activities of Lessee on the Leased Premises or such other property or pertaining to reclamation of the Leased Premises or such other property including, but not limited to, those relating to the reclamation, restoration, reconditioning or conservation of lands and waters or to air and water quality which are in effect or which become effective during the term of this Lease. Lessee shall have twelve (12) months from date of expiration, termination, or cancellation to remove all its machinery, tools, facilities, and improvements from the Leased Premises and any other property of Owner used by Lessee pursuant to this Lease; provided, however, that no tools, machinery, facilities, or improvements shall be removed while Lessee may be in any manner indebted to Owner under any obligation imposed by this Lease. Lessee shall not remove any timbers or improvements which may be necessary or desirable to leave in the Leased Premises or any other property of Owner used by Lessee pursuant to this Lease to protect their value as a mining property or to prevent subsidence, unless prior written approval is obtained from Owner to do so. When any mining operations on the Leased Premises are suspended and upon the expiration, termination or cancellation of this Lease, Lessee shall backfill or in some manner effectively close or blockade all shafts, tunnels, or other surface openings and shall fence all surface pits and depressions on the Leased Premises. Lessee shall reclaim the Leased Premises and any other property of Owner used by Lessee pursuant to this Lease to standards and regulations established by the Federal, state or local agencies having jurisdiction over the Leased Premises.

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D. Obligations of Lessee Upon Cancellation or Termination: If this Lease is terminated or canceled in whole or in part, or if this Lease expires, Lessee shall:

(i) Upon written request given by Owner within thirty (30) days of cancellation, termination or expiration, furnish to Owner, within a reasonable time thereafter, copies of all available non-interpretive exploration data pertaining to the Leased Premises (or portion thereof) and prepared by or for Lessee and permit Owner, at Owner’s expense, to pick up any available core from the Leased Premises; provided, however, that Lessee shall in no event be liable to Owner for the loss of any core from the Leased Premises;

(ii) execute and deliver to Owner a release and surrender of this Lease and all of Lessee’s interests in the Leased Premises (or portion thereof), the same to be in a recordable form; and

(iii) comply with all valid and applicable local, state or Federal regulations as such relate to reclamation.

No termination, expiration or cancellation of this Lease shall release Lessee, its sublessees or assignees from any liability or obligation under this Lease whether of indemnity or otherwise, resulting from or relating to any acts, omissions or events happening prior to the date of termination, expiration or cancellation, including, without limitation the performance by Lessee of its obligations under Section 10 following such termination, expiration or cancellation.

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11. Suspension of Operations

A. Force Majeure: Lessee shall not be liable for failure to perform any of its obligations hereunder, except as set forth in this Section 11.C., during periods in which performance is prevented by “force majeure”. For purposes of this Lease, “force majeure” shall mean acts of God, fire, flood, insurrections or mob violence, requirements or regulations of government which prohibit mining, development or processing operations on the Leased Premises and other causes which are beyond the control of Lessee. Lessee shall notify Owner of the date of commencement and cause of each period of force majeure and shall also notify Owner of the end of removal of each period of force majeure.

B. Suspensions Due to Economic Causes: If at any time during the term of this Lease and after expiration of the initial term, mining, developing and processing operations are determined by Lessee, acting reasonably, to be uneconomic due to unavailability of a suitable market for Leased Substances, prevailing costs of mining, developing or processing with respect to prices available for Leased Substances, unavailability of equipment, power or of competent labor, strikes or imposition of governmental statutes, requirements or regulations making it impractical to carry out such operations, Lessee shall have the right, from time to time, to discontinue temporarily operations for a cumulative period not to exceed three (3) years. In each such event, Lessee shall, within thirty (30) days after the end of each Lease year in which such temporary discontinuance occurs, notify Owner of the total period of each such discontinuance during such year.

C. Obligations During Suspension of Operations: During any suspension of operations under either of this Section 11.A. or B., Lessee shall: (i) continue to pay all property and other taxes, assessments and charges payable by Lessee under Section 8 as and when they become payable as therein provided; (ii) comply with all requirements of this Lease relative to maintaining the status and title of the Leased Premises in good standing; (iii) comply with all requirements of this Lease relative to maintaining insurance; (iv) comply with all requirements of this Lease relative to indemnification; (v) continue to make payments to Owner as required under Section 5; and (vi) provide security for the Leased Premises and any other property of Owner used by Lessee to prevent injury to persons or damage to property.

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12. Notices

Any notice of communication required or permitted hereunder shall be effective when personally delivered or shall be effective upon actual receipt when addressed:

If to Owner:	New Nevada Resources, LLC and
New Nevada Lands, LLC.
9550 Prototype Court,
Suite 103
Reno, Nevada 89521

If to Lessee:	Gold Acquisition Corporation
Attention: Stephen D. Alfers, President
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, CO 80401-3304
Telecopier No.: (720) 974-7249

and deposited, postage prepaid, certified or registered, in the United States mail. Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

13. Binding Effect; Assignment and Delegation

The rights and obligations of Lessee or Owner may be assigned and delegated in whole or in part and the provisions hereof shall inure to the benefit of and be binding upon its successors and assigns and delegates, but no assignments and delegations shall relieve Lessee of any of its obligations hereunder (which obligations shall become joint and several obligations of Lessee and its assignees and delegates) and no change or divisions in the ownership of the Leased Premises or payment hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee hereunder. No such change or division in the ownership of the Leased Premises shall be binding upon Lessee for any purpose until the first day of the month next succeeding the month in which such person acquiring any interest shall furnish Lessee, at the address set forth in Section 12, with the instrument or instruments, or certified copies thereof, evidencing such change, transfer or division in ownership.

14. Memorandum

Lessee and Owner agree to execute and record a memorandum or short form of this Lease in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded with the County Clerk or Recorder of the county or counties in which the Leased Premises are situated.

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15. Construction; No Implied Covenants

This Lease and the rights and obligations of Owner and Lessee shall be governed by the laws of the state in which the Leased Premises are situated. Section headings are for convenience only and shall not be considered a part of this Lease nor used in its interpretation. All of the agreements and understandings of Lessee and Owner with reference to the Leased Premises are embodied and integrated in this Lease, which supersedes all prior agreements and understandings between Lessee and Owner with reference to the Leased Premises. The compensation herein provided shall be deemed to be full payment to Owner for any damages which may be caused to the Leased Premises by Lessee’s operations. No implied covenants or conditions whatsoever shall be read into this Lease relating to the prospecting, developing or mining of the Leased Premises or any operations of Lessee, or as to the time therefor or measure of diligence thereof. Any operations conducted by Lessee upon the Leased Premises shall be conducted at such time and in such manner as Lessee, in its sole discretion, deems advisable, subject only to the express provisions of this Lease.

16. Counterparts

This Lease may be executed in any number of counterparts and any party who executes a counterpart need not execute the same counterpart as any other party. Each of such counterparts shall be an original document, all of which counterparts together shall constitute one and the same document.

17. Compliance with Law

While conducting activities and operations on the Leased Premises, Lessee shall comply with all applicable laws and regulations of all governmental authorities with valid jurisdiction over the Leased Premises or Lessee’s activities and operations on the Leased Premises.

18. Preferential Right to Purchase

In the event Owner receives a bona fide offer to purchase or exchange any portion of the Leased Premises (other than any portion exchanged pursuant to an Agreement to Exchange Real Property, dated December 29, 1989, between Owner and Santa Fe Pacific Realty Corporation), Owner shall notify Lessee of the portion Owner desires to sell or exchange and the terms of the bona fide offer, including the value established for the exchange in the event it is a bona fide exchange offer. Lessee shall have the right to purchase such portion upon the same price per acre and other terms and conditions as set forth in the bona fide offer, which right shall be exercisable within thirty (30) days after written notice of the terms and conditions of the offer. If Lessee shall not affirmatively exercise the right to purchase the portion upon the same terms and conditions set forth in the notice, then the portion may be sold or exchanged to the bona fide purchaser expressly subject to this Lease. If Owner does not complete the sale or exchange on the terms and conditions contained in the offer within one hundred eighty (180) days after the end of Lessee’s election period, Lessee’s right to purchase shall revive.

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IN WITNESS WHEREOF, the Owner and Lessee have executed this Lease effective as of the date first above set forth.

OWNER:		LESSEE:

New Nevada Resources, LLC		Gold Acquisition Corporation

By:	/s/ Heath A. Rushing	By:	/s/ Stephen D. Alfers
	Heath A. Rushing		Stephen D. Alfers
	CEO		President

Dated (Effective Date): January 6, 2015

New Nevada Lands, LLC.

By:	/s/ Heath A. Rushing
Heath A. Rushing
CEO

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EXHIBIT A

[Intentionally Omitted]

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SCHEDULE I

SCHEDULE I to Mining Lease between New Nevada Lands, LLC and New Nevada Resources, LLC (as “Owner”) and Gold Acquisition Corporation (as “Lessee”)

Advance Royalty Payment Schedule (see Section 5.A.)

Lessee agrees to make payment to Owner of each of the following payments, the due date of which occurs prior to termination of the Lease to which this Schedule is attached.

Anniversary Dates of the Execution of this Agreement	Amounts of Annual Advance Royalty Payment
On each anniversary date commencing one year from the date of this Lease.	$1.00 per acre for each acre retained by Lessee under this Lease. *

* Beginning on the fifth anniversary date of this Lease, the above amount of Annual Advance Royalty will be increased by 5%, or the percentage increase in the CPI deflator of the Gross National Product for the calendar year immediately preceding the anniversary date of this Lease, whichever is greater.

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SCHEDULE II

SCHEDULE II to Mining Lease between New Nevada Lands, LLC and New Nevada Resources, LLC (as “Owner”) and Gold Acquisition Corporation (as “Lessee”).

Production Royalty (See Section 5.B.)

If and when the Lessee commences production of minerals from Leased Premises, the Lessee shall pay Owner a production royalty of TWO AND ONE-HALF PERCENT (2½%) of the net mint or smelter returns (NSR) upon all Leased Substances (or concentrates produced therefrom by Lessee) produced, sold and shipped from the Leased Premises.

A. The term “net mint or smelter returns” (NSR) shall mean the amount actually received from the mint, smelter or refinery by the Lessee, after deducting seigniorage, treatment costs and/or penalties deducted by the mint, smelter or refinery, and as shown on the regular returns, and, in addition, there shall also be deducted the cost of insurance, hauling and transportation from the Leased Premises to the smelter and/or refinery where shipped. In the event that such Leased Substances (or concentrates produced therefrom by Lessee) shall be finally treated, smelted or refined by or for Lessee, and not sold, such term shall mean the amount which would have been received by Lessee from a bona fide purchaser of such Leased Substances (or concentrates produced therefrom by Lessee) without further treatment, smelting or refining, less penalties, assaying, sampling and smelting charges and less transportation from mill to refinery and insurance charges, in an amount no greater than those charged by custom mills or smelter for comparable services. In the event Leased Substances are produced from the Leased Premises which do not require smelting or further processing, the royalty will be based on the value of the Leased Substances shipped from the Leased Premises.

B. In the event Leased Substances produced from the Leased Premises are not sold in an arm’s length transaction or are consumed by Lessee, the royalty will be based on the value of the “First Marketable Product(s)”. First Marketable Product(s) shall mean the product or group of essentially the same products produced with non-mining processes in the form first marketed in significant quantities by the Lessee or by other integrated miners in the Lessee’s marketing area. The value of the Leased Substances will be determined under the provisions of IRS Regulation Section 1.613-4(c). If the information is not available to determine the value of the Leased Substances under this method, then the value will be determined under the applicable section of IRS Regulation Section 1.613-4(d).

C. Payment of the production royalty to Owner shall be made by Lessee within 30 days after the end of the calendar quarter in which mint, smelter or refinery returns are received by the Lessee, and shall be accompanied by a copy of the mint, smelter or refinery returns pertaining to such shipment or when the Leased Substances are shipped from the Leased Premises.

All royalties and payments under this paragraph shall first be subject to credit for advance royalties paid as provided in Schedule I.

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